Exhibit 99.1


         ESI Announces Fiscal 2006 Fourth Quarter and Year-End Results


    PORTLAND, Ore.--(BUSINESS WIRE)--July 13, 2006--Electro Scientific Industries, Inc. (NASDAQ:ESIO) today announced results for its fiscal 2006 fourth quarter and fiscal year ended June 3, 2006.
    Fourth quarter sales were $57.9 million, up 4% compared to third quarter sales of $55.9 million and up 27% compared to prior year fourth quarter sales of $45.7 million. Operating income for the quarter was $4.2 million, compared with operating income of $4.9 million in the third quarter and operating income of $2.0 million in the fourth quarter a year ago. Net income for the quarter was $5.9 million, or $0.20 per basic and diluted share, compared with net income of $10.4 million, or $0.36 per basic and $0.35 per diluted share, in the third quarter and a net loss of $0.8 million, or $0.03 per basic and diluted share, in the fourth quarter a year ago.
    Included in the third quarter 2006 net income was a $5.3 million tax benefit that resulted from a reduction in accrued income taxes due to the statutory closure of various tax years. Included in the fourth quarter 2005 results was a $4.1 million charge resulting from the redemption of all of the outstanding 4 1/4% Convertible Notes, which eliminated all of ESI's long-term debt.
    Net orders for the fourth quarter were $61.1 million, an increase of 15% compared with $53.0 million in the third quarter and an increase of 17% compared with $52.0 million in the fourth quarter of 2005. Net orders for the fourth quarter increased in each market segment over the third quarter. Deferred revenue decreased $2.3 million from the third quarter, ending the fourth quarter at $13.3 million.
    Fiscal year 2006 sales were $207.0 million, down 11% compared to fiscal year 2005 sales of $233.4 million. Operating income for the year was $11.7 million, compared with operating income of $29.9 million in the prior year. Net income for the year was $20.8 million, or $0.72 per basic and diluted share, compared with net income of $19.8 million, or $0.70 per basic and $0.69 per diluted share, in the prior year.
    Net orders for fiscal year 2006 were $213.8 million, an increase of 7% compared with $199.2 million in fiscal year 2005.
    "The industry environment during the quarter remained favorable, as each of our market segments experienced either steady or accelerated growth," noted Nick Konidaris, ESI's president and chief executive officer. "The semiconductor business enjoyed a healthy rate of DRAM orders and an increasing order rate in the mixed-signal market. The long-dormant component business has re-emerged with orders up approximately 30% each of the past two quarters, and our latest IC packaging tool has reinvigorated the IC packaging segment of the interconnect business."
    Konidaris continued, "Financially, we once again met our quarterly revenue and profit targets, increased orders 15% over the third quarter, and consistently maintained our track record of operating profitability -- now the tenth quarter in a row. We ended fiscal 2006 with operating cash flow of over $28 million, the fourth consecutive year of strong operating cash flow performance."
    Gross margin of 45 percent was flat compared with the third quarter. Despite the lower percentage of semiconductor revenue, ESI's highest margin business, overall margin rates were stable as product mix improved within the company's business units.
    Operating expenses were $21.5 million, up $1.5 million from the prior quarter. The increase was primarily related to post-launch data conversion and training expenses for the new ERP system, and an increase in labor expense.
    Other income of $2.3 million was up from $1.8 million in the third quarter due to higher interest income on investments.
    Income tax expense for the fourth quarter was $0.6 million for an effective tax rate of 9%.
    Cash and investments were $229 million, up approximately $4 million from the end of the third quarter. Cash increased primarily due to net income earned during the quarter.
    Konidaris added, "In an environment of continued growth, we believe first quarter shipments and revenue will increase to be in the range of $55 million to $65 million. We expect the gross margin percentage in the first quarter to be approximately the same as the fourth quarter. The first quarter of fiscal 2007 is the first quarter that we are required to include stock compensation expense in our results as required by SFAS123-R. Accordingly, we believe pre-tax stock compensation expense will be approximately $700 thousand in the first quarter. We expect operating expense, including the impact of stock compensation expense, to decrease to between $20 million and $21 million as a result of lower ERP system expenses and a $1 million insurance refund we received in June. We expect non-operating income to be approximately flat with the fourth quarter. And lastly, we expect the tax rate for the first quarter to be approximately 31%".
    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 2317924. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through July 20, 2006 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, stock compensation expense, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.




                  Electro Scientific Industries, Inc.
                            FY 2006 Results
                 (In thousands, except per share data)
                              (Unaudited)

Operating Results:              Three months ended     Year ended
                               --------------------------------------
                                June 3,   May 28,   June 3,   May 28,
                                 2006      2005      2006      2005
                               -------- --------- --------- ---------

Net sales                      $57,918   $45,663  $207,006  $233,371
Cost of sales                   32,142    24,983   115,518   121,541
                               -------- --------- --------- ---------
Gross profit                    25,776    20,680    91,488   111,830
Operating expenses:
      Selling, service and
       administration           12,226    11,364    45,955    51,618
      Research, development
       and engineering           9,317     7,321    33,837    28,027
      Patent infringement
       settlement and related
       legal fees                    -         -         -     2,240

                               -------- --------- --------- ---------
      Total operating
       expenses                 21,543    18,685    79,792    81,885
                               -------- --------- --------- ---------
Operating income                 4,233     1,995    11,696    29,945
Net interest and other
 income                          2,281     1,129     7,591       478
Redemption charges -
 convertible subordinated
 notes                               -    (4,149)        -    (4,149)
                               -------- --------- --------- ---------

Income (loss) before income
 taxes                           6,514    (1,025)   19,287    26,274
Provision for (benefit from)
 income taxes                      583      (272)   (1,536)    6,437
                               -------- --------- --------- ---------

      Net income (loss)         $5,931     $(753)  $20,823   $19,837
                               ======== ========= ========= =========

Net income (loss) per share
 - basic                         $0.20    $(0.03)    $0.72     $0.70
                               ======== ========= ========= =========

Net income (loss) per share
 - diluted                       $0.20    $(0.03)    $0.72     $0.69
                               ======== ========= ========= =========



                  Electro Scientific Industries, Inc.
                      Analysis of FY 2006 Results
                            (in thousands)
                              (unaudited)

                                  Three months         Year ended
                                     ended
                               ------------------ -------------------
                                June 3,   May 28,   June 3,   May 28,
                                 2006      2005      2006      2005
                               -------- --------- --------- ---------
Sales detail:

      Semiconductor Group      $33,029   $29,191  $126,682  $138,574

      Electronic Interconnect
       Group                    10,845     6,532    34,019    33,796

      Passive Components
       Group                    14,044     9,940    46,305    61,001
                               -------- --------- --------- ---------

      Total                    $57,918   $45,663  $207,006  $233,371
                               ======== ========= ========= =========

Gross margin %                      45%       45%       44%       48%

Selling, service and
 administration expense %           21%       25%       22%       22%

Research, development and
 engineering expense %              16%       16%       16%       12%

Operating income %                   7%        4%        6%       13%

Effective tax rate %                 9%       27%       -8%       24%

Average shares outstanding -
 basic                          29,024    28,585    28,823    28,434

Average shares outstanding -
 diluted                        29,236    28,585    29,078    28,572

End of period employees            603       563       603       563




                  Electro Scientific Industries, Inc.
                            FY 2006 Results
                            (In thousands)
                              (Unaudited)

Financial Position As Of:       June 3,   May 28,
                                 2006      2005
                               -------- ---------

Assets
Current assets:
      Cash and cash
       equivalents            $ 79,961 $  61,314
      Marketable securities    140,106   137,753
                               -------- ---------
          Total cash and
           securities          220,067   199,067

      Trade receivables, net    47,978    36,163
      Income tax refund
       receivable                1,570     9,227
      Inventories               63,834    59,533
      Shipped systems pending
       acceptance                3,941     4,014
      Deferred income taxes     11,982    10,930
      Prepaid and other
       current assets            4,410     3,169
                               -------- ---------
          Total current
           assets              353,782   322,103

Long-term marketable
 securities                      9,265    19,834
Property, plant and
 equipment, net                 43,338    32,959
Deferred income taxes, net      13,318    16,955
Other assets                    17,762    11,706
                               -------- ---------
          Total assets        $437,465 $ 403,557
                               ======== =========

Liabilities and shareholders'
 equity
Current liabilities:
      Accounts payable        $ 11,272 $   3,961
      Accrued liabilities       24,705    29,455
      Deferred revenue          13,321    12,986
                               -------- ---------
          Total current
           liabilities          49,298    46,402

Shareholders' equity:
Preferred and common stock     166,459   156,367
Retained earnings              222,022   201,199
Accumulated other
 comprehensive loss               (314)     (411)
                               -------- ---------
          Total shareholders'
           equity              388,167   357,155
                               -------- ---------
          Total liabilities
           and shareholders'
           equity             $437,465 $ 403,557
                               ======== =========

End of period shares
 outstanding                    29,051    28,615
                               ======== =========

Total cash and investments    $229,332 $ 218,901
                               ======== =========

                  Electro Scientific Industries, Inc.
                            FY2006 Results
                            (In thousands)
                              (Unaudited)

Consolidated Statements of
 Cash Flows:                       Year ended
                               ------------------
                                June 3,   May 28,
                                 2006      2005
                               -------- ---------

CASH FLOWS FROM OPERATING
 ACTIVITIES
      Net income               $20,823   $19,837
Adjustments to reconcile net
 income to cash
provided by operating
 activities:
      Depreciation and
       amortization              7,914     8,286
      Stock based
       compensation              1,353     1,691
      Write-off of unamortized
       debt issuance costs           -     1,590
      Provision for doubtful
       accounts                   (153)      211
      Loss on disposal of
       property and equipment       79       430
      Deferred income taxes      2,451     5,841
      Tax benefit of stock
       options exercised         1,630       172
Changes in operating
 accounts:
      (Increase) decrease in
       trade receivables, net  (11,329)   16,895
      (Increase) decrease in
       income tax receivable     7,657    (1,761)
      Increase in
       inventories              (3,709)   (5,279)
      Decrease in shipped
       systems pending
       acceptance                   73       377
      (Increase) decrease in
       prepaid and other
       current assets           (1,125)      284
      Increase (decrease) in
       accounts payable and
       other current
       liabilities               2,506   (23,025)
      Increase in deferred
       revenue                     335     1,001
                               -------- ---------
Net cash provided by operating
 activities                     28,505    26,550
                               -------- ---------

CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of property, plant
 and equipment                 (18,293)   (4,710)
Proceeds from sale of
 property, plant and equipment       -        95
Proceeds from sale of assets
 held for sale                       -     2,361
Change in investments, net       8,076    95,424
Increase (decrease) in other
 assets                         (6,750)     (848)
                               -------- ---------
Net cash provided by (used in)
 investing activities          (16,967)   92,322
                               -------- ---------

CASH FLOWS FROM FINANCING
 ACTIVITIES
Redemption of ESI-issued
 convertible subordinated
 notes                               -  (145,000)
Proceeds from exercise of
 stock options and stock plans   7,109     7,084
                               -------- ---------
Net cash provided by (used in)
 financing activities            7,109  (137,916)
                               -------- ---------

NET CHANGE IN CASH AND CASH
 EQUIVALENTS                   $18,647  $(19,044)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD           $61,314   $80,358
                               -------- ---------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                 $79,961   $61,314
                               ======== =========





    CONTACT: Electro Scientific Industries, Inc.
             Craig Stoehr, 503-671-7061